Exhibit 12(a)
    WEST PENN POWER COMPANY

    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES FOR 8-K
     (DOLLAR AMOUNTS IN THOUSANDS)


                                             12 Months         12 Months
                                               Ended             Ended
                                              6/30/94           12/31/93

    Earnings:
        Consolidated net income               $110,875          $102,061
        Fixed charges (see below)               59,416            61,845
        Income taxes                            57,311            51,958

               Total Earnings                 $227,602          $215,864


    Fixed Charges:
        Interest on long-term debt             $56,149           $58,857
        Other interest                           2,055             1,728
        Estimated interest component
           of rentals                            1,212             1,260

               Total Fixed Charges             $59,416           $61,845


    Ratio of Earnings to Fixed Charges            3.83              3.49